Exhibit 99.2

Investor Relations & Press Contacts:

Larry Cains or Melissa Kivett
Assurant
212-859-7045 or 212-859-7029
larry.cains@assurant.com or melissa.kivett@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q2 2004 Net Income of $95.2 Million ($0.67 per Pro Forma
Share), an Increase of 5% Over 2003, Net Operating Income of $97.8 Million
($0.69 per Pro Forma Share), an Increase of 18% Over 2003

New York – August 5, 2004 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the quarter and the six-month period ended June 30, 2004.

J. Kerry Clayton, President and Chief Executive Officer, said: “Our diversified specialty insurance platform continues to deliver very good results. Net operating income for the second quarter increased 18% compared to a year ago, primarily driven by continued strong performances in Assurant Solutions and Assurant Health.”

Second Quarter Results:

Net income in the second quarter of 2004 grew 5.0% to $95.2 million, or $0.67 per pro forma share (see footnote 1 at the end of this release), versus second quarter 2003 net income of $90.7 million, or $0.64 per pro forma share.

Net operating income (see footnote 2 at the end of this release) for the second quarter of 2004 grew 18.5% to $97.8 million, or $0.69 per pro forma share, compared to second quarter 2003 net operating income of $82.6 million, or $0.58 per pro forma share. Net operating income excludes capital gains and losses, loss on disposal of business and IPO related expenses.

Net earned premiums in the second quarter of 2004 grew 8.9% to $1.6 billion from $1.5 billion for the same period in 2003. Assurant’s two largest segments, Assurant Solutions and Assurant Health, continued to drive net earned premium growth.

Net investment income in the second quarter of 2004 increased to $157.6 million from $154.4 million in the second quarter of 2003. The yield on average invested assets and cash and cash equivalents was 5.57% in the second quarter of 2004, compared to 5.92% in the second quarter of 2003.

Six-Month Results:

Net income in the first half of 2004 grew 15.7% to $189.6 million, or $1.33 per pro forma share, versus first half 2003 net income of $163.9 million, or $1.15 per pro forma share.

Net operating income for the first half of 2004 grew 16.5% to $185.3 million, or $1.30 per pro forma share, compared to first half 2003 net operating income of $159.0 million, or $1.12 per pro forma share. Net operating income excludes capital gains and losses, loss on disposal of business and IPO-related expenses.

Net earned premiums in the first half of 2004 grew 8.5% to $3.2 billion from $3.0 billion for the same period in 2003.

Net investment income in the first half of 2004 increased to $311.5 million from $305.9 million in the first half of 2003. The yield on average invested assets and cash and cash equivalents was 5.49% for the first six months of 2004, compared to 5.91% for the first half of 2003.

Reconciliation of Net operating income to Net income

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$38.6	$34.1	$78.6	$68.7
Assurant Health	39.9	30.4	76.6	62.0
Assurant Employee Benefits	14.0	18.4	27.3	26.5
Assurant Preneed	10.1	9.9	16.6	19.0
Amortization of deferred gain on disposal of businesses	9.3	10.0	18.7	22.6
Interest expense and distributions on preferred securities of subsidiary trusts	(10.3)	(18.8)	(18.3)	(38.1)
Corporate and other	(3.8)	(1.4)	(14.2)	(1.7)

Net operating income	97.8	82.6	185.3	159.0
Adjustments:
Net realized gains on investments	3.7	8.1	12.9	4.9
Loss on disposal of business	(6.3)	—	(6.3)	—
Expenses directly related to the initial public offering	—	—	(2.3)	—

Net income	$95.2	$90.7	$189.6	$163.9

Assurant Solutions

Assurant Solutions second quarter 2004 net operating income was $38.6 million, up 13.2% from second quarter 2003 net operating income of $34.1 million. First half 2004 net operating income of $78.6 million grew 14.5% from $68.7 million in the first half of 2003. Net operating income for the second quarter and six-month period of 2004 increased due to growth in net earned premiums and improved loss experience, primarily as a result of lower catastrophe activity versus the second quarter and first six months of 2003.

Assurant Solutions second quarter 2004 net earned premiums grew 10.5% to $610.6 million from $552.4 million in the same year-ago period. Net earned premiums in the first half of 2004 grew 9.8% to $1.2 billion from $1.1 billion in the first half of 2003. The increases in net earned premium for the second quarter and six-month period of 2004 were primarily due to growth in the creditor-placed homeowners insurance and extended service contract products.

Assurant Health

Assurant Health second quarter 2004 net operating income increased 31.3% to $39.9 million from $30.4 million in same period in 2003. Net operating income for the first half of 2004 grew 23.7% to $76.6 million from $62.0 million in the first half of 2003. The increases in net operating income for the second quarter and the six-month period of 2004 were primarily due to premium growth and further improvement in combined ratio from already favorable levels.

Assurant Health second quarter 2004 net earned premiums grew 13.8% to $559.4 million from $491.7 million in the same period in 2003. Net earned premiums in the first half of 2004 increased 14.6% to $1.1 billion from $968.8 million in the first half of 2003. Net earned premium growth for the second quarter and six-month period of 2004 is attributable to continued sales and membership growth in the individual medical product lines. Health Savings Account (HSA) sales continued to be a strong contributor to individual medical sales. In the second quarter of 2004, Assurant Health renewed its national marketing alliance with State Farm Insurance, under which Assurant Health is the exclusive provider of individual medical insurance marketed through State Farm agents nationwide.

Assurant Employee Benefits

Assurant Employee Benefits second quarter 2004 net operating income decreased 23.8% to $14.0 million when compared to the particularly strong second quarter of 2003 net operating income of $18.4 million. Net operating income for the first half of 2004 increased 2.8% to $27.3 million from $26.5 million in the first half of 2003. The increase in net operating income for the first half of 2004 was primarily due to favorable loss experience in the Disability and Group Life businesses.

Assurant Employee Benefits second quarter 2004 net earned premiums grew 2.1% to $309.2 million from $302.8 million in the same period of 2003. Net earned premiums in the first half of 2004 grew 0.7% to $627.2 million from $623.0 million in the first half of 2003. Net earned premium increases for the second quarter and the six-month period of 2004 were primarily driven by increases in Disability premiums, which were offset by lower premium growth in the Dental and Group Life product lines as a result of pricing and renewal discipline in an increasingly competitive environment.

Assurant Preneed

Assurant Preneed second quarter 2004 net operating income was $10.1 million, up 2.7%

from $9.9 million in the same period of 2003. First half 2004 net operating income decreased 12.7% to $16.6 million from $19.0 million in the first half of 2003. The increase in second quarter 2004 net operating income was attributable to actions taken to reduce crediting rates where we have the ability to do so and reduced expenses. Net operating income for the first half of 2004 decreased primarily due to lower new money yields.

Assurant Preneed second quarter 2004 net earned premiums decreased 0.6% to $136.3 million from $137.2 million in the same period of 2003. Assurant Preneed first half 2004 net earned premiums decreased 0.6% to $269.5 million from $271.2 million in the first half of 2003. The segment’s sales activity has begun to stabilize compared to a year ago and net earned premiums increased for the second consecutive quarter.

Corporate

Amortization of deferred gains from businesses sold through reinsurance declined consistent with the run-off of these businesses. Interest expense in the second quarter of 2004 declined by $8.5 million after-tax compared to the second quarter of 2003 as a result of a lower level of debt at lower interest rates. Corporate and other net operating loss for the second quarter of 2004 was $3.8 million, primarily due to public company expenses, including expenses related to Sarbanes Oxley compliance, and lower investment income. Additionally, each Assurant business incurred Sarbanes-Oxley related expenses.

Financial Position

At June 30, 2004 total assets were $23.3 billion and total invested assets, cash and cash equivalents were $11.6 billion. In the second quarter of 2004, Assurant had after-tax net capital gains of approximately $3.7 million compared to net realized after-tax gains of $8.1 million in the second quarter of 2003. In the second quarter of 2004, Assurant recorded no other than temporary impairments compared to $3.2 million after-tax in the second quarter of 2003. During the second quarter Assurant sold WorkAbility, a small non core operation and recognized an after-tax loss of $6.3 million.

Earnings Conference Call

Assurant will host a conference call this morning, August 5th at 10:00 a.m. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: Assurant. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 12:00 pm (ET) on August 5, 2004 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 4877330. The webcast will be archived for one month on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other markets. The four key businesses — Assurant Employee Benefits; Assurant Health; Assurant Preneed; and Assurant Solutions — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit insurance; warranties and extended services contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has approximately $23 billion in assets and $7 billion in revenue. Assurant has more than 12,000 employees and is headquartered in New York’s financial district.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Pro forma earnings per share has been included as a measure of operating performance. In February 2004, Assurant completed a significant capital restructuring in conjunction with its initial public offering of common stock. Pro forma earnings per share reflects earnings per share adjusted as if this capital restructuring had occurred on January 1, 2003. This restructuring included: a stock split and conversion of Class B and C shares resulting in total outstanding shares of 109,222,276; the issuance of 32,976,854 shares of Assurant common stock to Fortis Insurance N.V. in exchange for a capital contribution of $725.5 million, and the issuance of 68,976 restricted shares of Assurant common stock to certain officers and directors of the company pursuant to specific restricted stock grants (9,546 vested shares and 59,430 unvested shares). These transactions occurred subsequent to the December 31, 2003 balance sheet, but management believes that this adjusted measure provides a better indication of operating performance than the corresponding GAAP measure, earnings per share.

(2) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations
At June 30, 2004 (unaudited) and December 31, 2003

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(in thousands except number of shares and per share amount)
Revenues
Net earned premiums and other considerations	$1,615,473	$1,484,066	$3,240,711	$2,987,029
Net investment income	157,628	154,364	311,452	305,885
Net realized gain on investments	5,722	12,452	19,946	7,474
Amortization of deferred gain on disposal of businesses	14,262	15,405	28,759	34,713
Loss on disposal of business	(9,232)	—	(9,232)	—
Fees and other income	53,496	56,314	103,273	119,240

Total revenues	1,837,349	1,722,601	3,694,909	3,454,341
Benefits, losses and expenses
Policyholder benefits	943,049	888,241	1,912,014	1,777,004
Selling, underwriting, general and administrative expenses	734,422	667,819	1,467,930	1,370,798
Interest expense	15,834	—	25,997	—
Distributions on mandatorily redeemable preferred securities of subsidiary trusts	—	28,935	2,163	58,566

Total benefits, losses and expenses	1,693,305	1,584,995	3,408,104	3,206,368

Income before income taxes	144,044	137,606	286,805	247,973
Income taxes	48,834	46,956	97,217	84,086

Net income	$95,210	$90,650	$189,588	$163,887

Net income per share:
Basic and diluted	$0.67	$0.83	$1.40	$1.50
Weighted average shares outstanding — basic	142,196,828	109,222,276	135,859,214	109,222,276
Weighted average shares outstanding — diluted	142,220,994	109,222,276	135,870,936	109,222,276
Pro forma net income per share:	$0.67	$0.64	$1.33	$1.15
Weighted average pro forma shares outstanding	142,196,828	142,208,676	142,202,752	142,208,676

Assurant, Inc. and Subsidiaries
Consolidated Balance Sheets
At June 30, 2004 (unaudited) and December 31, 2003

	June 30,	December 31,
	2004	2003
	(in thousands except number of shares)
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost — $8,355,719 in 2004 and $8,229,861 in 2003)	$8,608,718	$8,728,838
Equity securities available for sale, at fair value (cost — $534,960 in 2004 and $436,823 in 2003)	519,779	456,440
Commercial mortgage loans on real estate at amortized cost	996,446	932,791
Policy loans	68,314	68,185
Short-term investments	314,776	275,878
Other investments	492,350	461,473

Total investments	11,000,383	10,923,605
Cash and cash equivalents	608,870	958,197
Premiums and accounts receivable	482,072	480,254
Reinsurance recoverables	4,282,794	4,445,265
Accrued investment income	132,576	135,267
Tax receivable	—	26,499
Deferred acquisition costs	1,492,176	1,393,681
Property and equipment, at cost less accumulated depreciation	272,198	283,762
Deferred income taxes, net	130,394	60,321
Goodwill	833,789	828,523
Value of business acquired	181,073	191,929
Other assets	216,032	195,958
Assets held in separate accounts	3,716,824	3,805,058

Total assets	$23,349,181	$23,728,319

Assurant, Inc. and Subsidiaries
Consolidated Balance Sheets
At June 30, 2004 (unaudited) and December 31, 2003

	June 30,	December 31,
	2004	2003
	(in thousands except number of shares)
Liabilities
Future policy benefits and expenses	$6,248,735	$6,235,140
Unearned premiums	3,139,535	3,133,847
Claims and benefits payable	3,534,289	3,512,809
Commissions payable	285,549	371,074
Reinsurance balances payable	106,800	110,063
Funds held under reinsurance	236,653	200,384
Deferred gain on disposal of businesses	358,593	387,353
Accounts payable and other liabilities	1,314,518	1,370,104
Tax payable	57,707	—
Debt	971,614	1,750,000
Mandatorily redeemable preferred securities of subsidiary trusts	—	196,224
Mandatorily redeemable preferred stock	24,160	24,160
Liabilities related to separate accounts	3,716,824	3,805,058

Total liabilities	19,994,977	21,096,216
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, par value $.01 per share, 800,000,000 shares authorized, 142,268,106 and 109,222,276 shares issued, 142,176,550 and 109,222,276 shares outstanding at June 30, 2004 and December 31, 2003, respectively	1,423	1,092
Additional paid-in capital	2,790,440	2,063,763
Retained earnings	428,350	248,721
Unamortized restricted stock compensation, 59,430 shares	(908)	—
Accumulated other comprehensive income	135,697	318,527
Treasury stock, 32,126 shares	(798)	—

Total stockholders’ equity	3,354,204	2,632,103

Total liabilities and stockholders’ equity	$23,349,181	$23,728,319